Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8775
brett.kerr@calpine.com	bryan.kimzey@calpine.com

Calpine Corporation Announces Final Results of Tender Offers
and Consent Solicitations for its 7.875% Senior Secured Notes due 2020
and 7.50% Senior Secured Notes due 2021

(HOUSTON, Texas) – August 5, 2014 – Calpine Corporation (NYSE: CPN) announced today the final results of its previously announced cash tender offers to purchase any and all of its outstanding 7.875% Senior Secured Notes due 2020 (CUSIP Nos. U13055 AK1 and 131347 BS4) (the “2020 Notes”) and 7.50% Senior Secured Notes due 2021 (CUSIP Nos. U13055 AM7 and 131347 BW5) (the “2021 Notes” and, together with the 2020 Notes, the “Notes”) and solicitation of consents related to the Notes (the “Offers and Consent Solicitations”). The Offers and Consent Solicitations expired at 12:00 midnight, New York City time, on August 4, 2014 (the “Expiration Date”).

As of the Expiration Date, $870,908,000 principal amount, or approximately 98.97% of the outstanding principal amount, of the 2020 Notes and $1,585,453,000 principal amount, or approximately 99.09% of the outstanding principal amount, of the 2021 Notes, had been validly tendered (and not validly withdrawn), including $860,508,000 principal amount of the 2020 Notes and $1,581,580,000 principal amount of the 2021 Notes that were validly tendered (and not validly withdrawn) as of 5:00 p.m., New York City Time, on July 21, 2014 (the “Consent Date”). The Company has accepted for purchase all Notes validly tendered and not validly withdrawn pursuant to the Offers and Consent Solicitations.

Calpine Corporation received the requisite consents for each series of Notes, and executed a supplemental indenture, dated as of July 22, 2014, with respect to each series of Notes to effect the applicable proposed amendments described in the Offer to Purchase and Consent Solicitation Statement, dated July 8, 2014 (the “Offer to Purchase”).

Holders who validly tendered their Notes after the Consent Date but at or prior to the applicable Expiration Date, received $1,075.71 per $1,000 principal amount of 2020 Notes and $1,084.29 per $1,000 principal amount of 2021 Notes accepted for purchase pursuant to the applicable offer and related consent solicitation, plus accrued and unpaid interest from the last interest payment date to, but not including, August 5, 2014.

Morgan Stanley & Co. LLC was retained as the dealer manager and solicitation agent. D.F. King & Co., Inc. was retained to serve as both the tender agent and the information agent. Persons with questions regarding the Offers and Consent Solicitations should contact Morgan Stanley & Co. LLC at (toll-free) (800) 624-1808 or (collect) (212) 761-1057. Requests for copies of the Offer to Purchase, the related Consent and Letter of Transmittal (the “Letter of Transmittal”) and other related materials should be directed to D.F. King & Co., Inc. at (toll-free) (800) 628-8536 or (collect) (212) 269-5550.

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Calpine Corporation Announces Final Results of Tender Offers and Consent Solicitations for its
7.875% Senior Secured Notes due 2020 and 7.50% Senior Secured Notes due 2021

August 5, 2014

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of the Notes or any other securities in any state in which such offer, solicitation or sale would be unlawful. The Offers and Consent Solicitations are made only through the use of the Offer to Purchase and the accompanying Letter of Transmittal. The Offers and Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Offers and Consent Solicitations are required to be made by a licensed broker or dealer, the Offers and Consent Solicitations will be deemed to be made on behalf of Calpine Corporation by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Calpine
Calpine Corporation owns and operates primarily natural gas-fired and geothermal power plants in North America and has a significant presence in major competitive wholesale power markets in California, Texas and the Mid-Atlantic region of the U.S. Calpine Corporation sells wholesale power, steam, capacity, renewable energy credits and ancillary services to its customers, which include utilities, independent electric system operators, industrial and agricultural companies, retail power providers, municipalities, power marketers and others.

Forward-Looking Information
In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expectations regarding the results of the Offers and the Consent Solicitations, expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2013. These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond Calpine Corporation’s ability to control or predict. Calpine Corporation’s forward-looking statements speak only as of the date of this release. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and, other than as required by law, Calpine Corporation undertakes no obligation to update any such statements, whether as a result of new information, future events, or otherwise.
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